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                                                                    Exhibit 21

                                Subsidiaries of
                                  AMTROL Inc.

NAME OF SUBSIDIARY                         PLACE OF INCORPORATION
-------------------------                  ----------------------

American Granby Inc.                       Rhode Island

AMTROL Asia Pacific Ltd.                   Hong Kong

AMTROL Canada Ltd.                         Ontario, Canada

AMTROL Export Sales Inc.                   Barbados

AMTROL International Inc.                  Rhode Island

AMTROL Ltd.                                Delaware

Water Soft Inc.                            Rhode Island